UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

Specialized Disclosure Report

Inphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34942	77-0557980
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2953 Bunker Hill Lane, Suite 300, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Ron Torten	(805) 719-2300

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD is being filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934. A copy of Inphi Corporation’s Conflict Minerals Report for the period from January 1, 2015 through December 31, 2015 is filed as Exhibit 1.01 to this Form SD. The information in this Form SD, including the Conflict Minerals Report, is publicly available on our website at www.inphi.com.

Item 1.02 Exhibit

Inphi Corporation is hereby filing its Conflict Minerals Report as Exhibit 1.01 as required by Item 1.01 of this Form SD.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 –Conflict Minerals Report of Inphi Corporation for the year ended December 31, 2015 as required by Items 1.01 and 1.02 of this Form SD.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Inphi Corporation
(Registrant)

By:	/s/ Ron Torten	Date: May 31, 2016
Dr. Ron Torten
Senior Vice President of Operations and Information Technology

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EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report of Inphi Corporation